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                                   PROSPECTUS FILED PURSUANT TO RULE 424(b)(3)
                                        REGISTRATION  FILE NO. 333-58149


                             PLAN OF DISTRIBUTION

The Company has been advised that the Selling Shareholders, or their pledgees, donees, transferees or successors in interest, may sell the Shares from time to time in one or more transactions (which may include block transactions) on Nasdaq at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Shares may, without limitation, be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

The Selling Shareholders have also advised the Company that they may loan or pledge the shares registered by this Prospectus to a broker-dealer, and the broker-dealer may sell such shares pursuant to this Prospectus upon default or otherwise.

Except as noted in the section "Selling Shareholders", the Company has been advised that, as of the date hereof, the Selling Shareholders have made no arrangement with any broker for the sale of the Shares. Underwriters, brokers or dealers may participate in such transactions as agents and may, in such capacity, receive brokerage commissions from the Selling Shareholders or purchasers of such securities. Such underwriters, brokers or dealers may also purchase Shares and resell such Shares for their own account in the manner described above. The Selling Shareholders and such underwriters, brokers or dealers may be considered "underwriters" as that term is defined by the Securities Act of 1933, although the Selling Shareholders disclaim such status. Any commissions, discounts or profits received by such underwriters, brokers or dealers in connection with the foregoing transactions may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.